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                                                                    Exhibit 10.8

[LOGO]

February 2, 1999

David P. Berg
Senior Vice President, General Counsel and Secretary
Danka
11201 Danka Circle North
St. Petersburg, FL 33716

Dear David:

         The Board of Directors of Danka Business Systems, PLC ("Company") has approved, effective January 1, 1999, certain changes to your Employment Agreement dated as of 27 July 1998 ("Employment Agreement") and the Committee under The Danka 1996 Share Option Plan (including amendments approved by shareholders on 24 July 1998 and approved by the Board on 25 August 1998) ("Option Plan") has determined to grant you options as described herein. Except as modified herein, all terms of your Employment Agreement remain in full force and effect and nothing contained herein shall affect any Change in Control Agreement provided to you.

1. Salary. Effective January 1, 1999, "$325,000" shall be substituted for "$250,000" in Section 3.1 of the Employment Agreement in each place it occurs.

2. Bonus. For performance periods commencing on and after April 1, 1999, Executive shall have a target bonus of up to 100% of Base Compensation ("Target Bonus") based upon achievement of strategic restructuring goals as determined by the Board of Directors.

3. Special Cash Bonus. Executive shall be entitled to a special bonus ("Special Bonus") equal to the product of (i) 250,000 and (ii) the lesser of (a) $2 and (b) the excess of the price of a Danka American Depository Share (ADS) at the close of trading on NASDAQ immediately following the expiration of the closed period over $4 5/16 which was the closing price of a Danka ADS on NASDAQ on January 14, 1999. Such Special Bonus shall be paid in installments in the same proportions as the options described in item 5 of this letter are exercised. For example, if options with respect to 50,000 shares from the options described in item 5 are exercised, 50,000/250,000 or 20% of the Special Bonus shall be paid at the time of such option exercise. As another example, if options with respect to all 250,000 shares described in item 5 of this letter are exercised at one time, 100% of the Special Bonus shall be paid at such time of exercise. The Special Bonus shall accrue no interest.

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4.       Severance. The liquidated damages payment under Section 5.3 of the
         Employment Agreement shall be paid in one lump sum and shall not be less than the aggregate of Base Compensation for 12 months and the Target Bonus.

5. Options. The Committee under the Option Plan has irrevocably determined to grant to you Options with respect to 250,000 American Depository Shares ("Option Shares") at the expiration of the closed period. Such Options shall have a term or Exercise Period of ten years from the date of grant and shall be fully exercisable on the third anniversary of the date of grant. Options with respect to one-third of the Option Shares shall become exercisable on the first anniversary of the date of grant or at such earlier time that the price of a Danka ADS traded on NASDAQ is at least $7.50. Options with respect to an additional one-third of the Option Shares (for a total of two-thirds of the Option Shares) shall become exercisable on the second anniversary of the date of grant or at such earlier time after the first anniversary of the date of grant that the price of a Danka ADS traded on NASDAQ is at least $12.50. Options with respect to the remaining one third of the Option Shares (for a total of all Option Shares) shall become exercisable on the third anniversary of the date of such grant or at such earlier time after the second anniversary of the date of grant that the price of a Danka ADS traded on NASDAQ is at least $20.

         If you agree to the changes in the Employment Agreement and the granting of options by the Committee, please execute and return a copy of this letter.

                                                 Sincerely,

                                                 /s/ Larry K. Switzer
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                                                     Larry K. Switzer
                                                     Chief Executive Officer
                                                     Danka Business Systems, PLC

Agreed to by:

/s/ David P. Berg
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    David P. Berg